BioDelivery Sciences Appoints Jeff Bailey Interim CEO

RALEIGH, NC, May 11, 2020 - BioDelivery Sciences International, Inc (NASDAQ: BDSI), a rapidly growing specialty pharmaceutical company dedicated to patients living with serious and complex chronic conditions, today announced that Jeffrey A. Bailey, a member of the Company’s Board of Directors, has been named Interim Chief Executive Officer (CEO), effective today. Mr. Bailey succeeds Herm Cukier as CEO.
“On behalf of the Board and our entire Company, I am excited that Jeff Bailey has agreed to serve as Interim CEO," stated Peter Greenleaf, Chairman of the Board of Directors of BDSI. "The Board thanks Herm Cukier for his leadership during a transformative time in the Company's history, and we wish him the best in the future.”
“Jeff Bailey has a terrific track record of leading organizations and delivering shareholder value,” stated Kevin Kotler, Chair of the Nominating & Corporate Governance Committee and founder of Broadfin Capital. “We look forward to his help in refining and driving our long-term strategic plan.”
Mr. Bailey has an accomplished record in leading both public and private healthcare companies where he has leveraged his diverse leadership experiences in various functional areas including commercial, supply chain and business development, as well as in-licensing and transactions. His experiences include a 20+ year career at Johnson & Johnson/Janssen Pharmaceutica as well as a tenure as Operating Unit President at Novartis Pharmaceuticals, Chief Commercial Officer at King Pharmaceuticals, Chief Operating Officer at Fougera Pharmaceuticals, and Chairman and CEO of Neurovance. Mr. Bailey also served as President and CEO of Lantheus Medical Imaging, Inc, taking the company public in 2015. Most recently, he was the CEO of IlluminOss Medical, Inc, which was acquired last month.
“I look forward to working with the BDSI team in taking the Company to the next level,” stated Jeff Bailey. “BDSI has therapeutically differentiated products that really make a difference in patients’ lives. We have so much opportunity in front of us.”
Mr. Bailey has served as Chairman of Aileron Therapeutics since March 2018 and as a Board Member of Madison Vaccines, a privately held biopharmaceutical company, since October 2017. Mr. Bailey received a Bachelor of Science Degree from Rutgers University.
ABOUT BIODELIVERY SCIENCES INTERNATIONAL, INC.
BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a commercial-stage specialty pharmaceutical company dedicated to patients living with chronic conditions. BDSI has built a portfolio of products that includes utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs. BDSI's marketed products address serious and debilitating conditions, including chronic pain, opioid dependence, and opioid-induced constipation.
© 2020 BioDelivery Sciences International, Inc.  All rights reserved.
Contact:
Terry Coelho, Chief Financial Officer
(919) 551-5281
e-mail : BDSI_IR@bdsi.com